EXHIBIT 99.1

Team, Inc. Reports Third Quarter Results and Affirms Full Year Guidance

ALVIN, Texas, April 3, 2012 (GLOBE NEWSWIRE) -- Team, Inc., (NYSE:TISI), today reported earnings of $0.10 per diluted share on revenues of $136.5 million for its third quarter ended February 29, 2012. This compares to adjusted earnings of $0.08 per diluted share on revenues of $108.8 million in the prior year third quarter.

Revenues for the nine months ended February 29, 2012 were $435.9 million compared to $346.5 million for the same prior year period, an increase of 26%. Adjusted earnings for the nine months ended February 29, 2012 was $0.95 per diluted share compared to $0.72 per diluted share for the same prior year period, an increase of 32%. Including non-routine items incurred during both the nine month periods, net income reported in accordance with generally accepted accounting principles was $19.1 million ($0.93 per diluted share) in the current year period, versus $15.8 million ($0.79 per diluted share) in the prior year period. A reconciliation of net income reported in accordance with generally accepted accounting principles to "adjusted net income" is provided in the table set forth below.

"While we were pleased with our revenue growth in the quarter, we are disappointed that we did not achieve the operating leverage we would have expected on that growth," said Phil Hawk, Team's Chairman and CEO. "Earnings were negatively impacted by an increase in our accrual for costs associated with medical claims of $1.2 million, $0.7 million of costs associated with newly acquired businesses and $0.6 million of due diligence costs associated with successful and unsuccessful business acquisitions. Those items negatively impacted our earnings by $0.07 per share in the quarter," said Hawk.  "Looking ahead, we are pleased with the strong activity levels we are seeing in the spring turnaround season and we continue to expect our full year adjusted earnings to be in the range of $1.55 to $1.70 per fully diluted share on revenues of $605 million to $615 million for the full fiscal year," said Hawk.

Financial Highlights

  Revenue growth for the quarter of 25% compared to prior year quarter.
  Both Team divisions, TMS and TCM, achieved quarterly revenue growth in excess of 20%.
  Quarterly revenue increases were geographically broad based—with the United States, Canada and Europe each achieving growth rates above 25%.
  Job margins were consistent with both the prior year quarter and with the immediately preceding second quarter.
  Adjusted net income for the fiscal year to date increased 37% to $0.95 per diluted share.
  Team remains on pace for record revenues and record earnings for fiscal year 2012.
  Team re-affirms full year earnings guidance of $1.55 to $1.70 per fully diluted share.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, April 4, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern). Individuals wishing to participate in the conference call by phone may call 866-713-8565 and use passcode 24183112 when prompted. The call will be broadcast over the Web and can be accessed on Team's website, www.teamindustrialservices.com.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty services required in managing, maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended May 31, 2011 and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended Feb. 29 (28)		Nine Months Ended Feb. 29 (28)
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 136,523	$ 108,820	$ 435,889	$ 346,462
Operating expenses	99,920	78,083	304,393	240,435
Gross margin	36,603	30,737	131,496	106,027

Selling, general and administrative expenses	33,210	27,616	100,116	82,969
Earnings from unconsolidated affiliates	63	120	911	755
Operating income	3,456	3,241	32,291	23,813

Foreign currency (gain) loss	(90)	(42)	74	(53)
Interest expense, net	619	525	1,769	1,371
Earnings before income taxes	2,927	2,758	30,448	22,495

Provision for income taxes	946	(1,173)	11,266	6,722
Net income	1,981	3,931	19,182	15,773

Less: Income (loss) attributable to non-controlling interest	(30)	34	35	9
Net income available to common shareholders	$ 2,011	$ 3,897	$ 19,147	$ 15,764

Earnings per common share:
Basic	$ 0.10	$ 0.20	$ 0.98	$ 0.82
Diluted	$ 0.10	$ 0.19	$ 0.93	$ 0.79

Weighted average number of shares outstanding:
Basic	19,733	19,342	19,610	19,114
Diluted	20,728	20,403	20,600	19,914

Divisional revenues:
TCM	$ 76,591	$ 59,745	$ 244,600	$ 192,276
TMS	59,932	49,075	191,289	154,186
	$ 136,523	$ 108,820	$ 435,889	$ 346,462

Adjusted Net income:
Net income available to common shareholders	$ 2,011	$ 3,897	$ 19,147	$ 15,764
Legal settlement	--	--	800	--
Acquisition costs	--	--	--	632
Tax impact of adjustments	--	--	(300)	(253)
Non-routine tax benefit	--	(2,234)	--	(1,758)
Adjusted Net income	$ 2,011	$ 1,663	$ 19,647	$ 14,385

Adjusted Net income per common share:
Basic	$ 0.10	$ 0.09	$ 1.00	$ 0.75
Diluted	$ 0.10	$ 0.08	$ 0.95	$ 0.72

Adjusted EBITDA:
Operating income ("EBIT")	$ 3,456	$ 3,241	$ 32,291	$ 23,813
Legal settlement	--	--	800	--
Acquisition costs	--	--	--	632
Adjusted EBIT	3,456	3,241	33,091	24,445
Depreciation and amortization	4,578	4,241	12,913	10,686
Non-cash share-based compensation costs	898	1,158	3,518	3,848
Adjusted EBITDA	$ 8,932	$ 8,640	$ 49,522	$ 38,979

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
FEBRUARY 29, 2012 AND MAY 31, 2011
(in thousands)

	February 29,	May 31,
	2012	2011
	(unaudited)

Cash and cash equivalents	$ 27,460	$ 14,078

Other current assets	168,075	176,196

Property, plant and equipment, net	65,725	58,567

Other non-current assets	120,609	106,645

Total assets	$ 381,869	$ 355,486

Current liabilities	$ 48,878	$ 59,741

Long term debt net of current maturities	88,093	75,868

Other non-current liabilities	12,019	10,431

Stockholders' equity	232,879	209,446

Total liabilities and stockholders' equity	$ 381,869	$ 355,486
CONTACT: Ted W. Owen
         (281) 331-6154